EXHIBIT 21.1

           SUBSIDIARIES OF PARK ELECTROCHEMICAL CORP.
           ------------------------------------------

The  following  table   lists  all  Park's   directly   and   indirectly   owned
     subsidiaries and  the  jurisdiction  in  which  each  such   subsidiary  is
     organized.

                                               Jurisdiction of
Name                                           Incorporation
----                                           ---------------
Grand Rapids Die Casting Corp.                 Michigan
Metclad International Corp.                    Delaware
Nelco Products, Inc.                           Delaware
Nelco Products Pte. Ltd.                       Singapore
Nelco Products Sdn. Bhd.                       Malaysia
Nelco Technology, Inc.                         Delaware
Nelco Technology (Zhuhai FTZ) Ltd.             China
Neltec, Inc.                                   Delaware
Neltec Europe SAS                              France
Neltec SA                                      France
Neluk, Inc.                                    Delaware
New England Laminates Co., Inc.                New York
New England Laminates (U.K.) Ltd.              England
Park Advanced Composite Materials, Inc.        Connecticut
Park Advanced Product Development Corp.        Delaware
Park Aerospace Materials Corp.                 Kansas
Park Aerospace Structures Corp.                Washington
Park Nelco B.V.                                Netherlands
ParkNelco SNC                                  France
Park Sales Corp.                               Delaware
Technocharge Limited                           England
Zin-Plas Corporation                           Michigan
Zin-Plas Marketing and Business
  Development Corporation                      Michigan

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